CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated October 8, 2004, November 8, 2004 and December 13, 2004, relating to the financial statements and financial highlights which appear in the August 31, 2004, September 30, 2004 and October 31, 2004 Annual Reports of Heritage Capital Appreciation Trust, Heritage Growth and Income Trust and Heritage Series Trust, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Representations and Warranties" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Tampa, Florida
September 15, 2005